UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

BT TRIPLE CROWN MERGER CO., INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXHIBIT INDEX

Exhibit No.
99.1	Press release issued by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. on April 18, 2007.

Exhibit 99.1

Statement by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P

on Clear Channel Communications Amended Merger Agreement

Boston, April 18, 2007 — “In response to inquiries from various parties, and to avoid any doubt, we want to clarify that the amended merger agreement announced today, which has been recommended by the Board of Directors of Clear Channel Communications, Inc., is our best and final offer. We believe our offer provides shareholders with certainty and a very attractive premium of approximately 33.3 percent over the average closing share price during the 60 trading days ended October 24, 2006. We will respectfully submit to the decision of shareholders on May 8, 2007.”

###

About Thomas H. Lee Partners, L.P. (“THL Partners”)

THL Partners is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, Nielsen, Michael Foods, Houghton Mifflin Company, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat1 Media.

About Bain Capital Partners, LLC (“Bain Capital”)

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

Certain Information Concerning Participants

B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (collectively, the “Fincos”) and certain affiliates and representatives of the Fincos may be deemed to be participants in the solicitation of proxies from the stockholders of Clear Channel Communications, Inc. (the “Company”) in connection with the transactions. Information concerning the interests of the Fincos and their affiliates and representatives in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions.

Media Contacts:

For Bain Capital Partners:

Alex Stanton, 212-780-0701

For Thomas H. Lee Partners:

Matt Benson, 415-618-8750